Exhibit 99.1

Argentum 47, Inc. Acquires its first Financial Advisory Firm with circa

US$38.75 Million of Funds under Administration.

Dubai, August 1, 2018 – Argentum 47, Inc. (www.arg47.com), formerly known as Global Equity International, Inc., (OTCQB: ARGQ) and its fully-owned foreign subsidiaries, a specialist in both Retail and Corporate Financial Services, Corporate Consultancy and Human Resources, with offices located in Dubai and the United Kingdom, today announced it has acquired its first Financial Advisory Firm with funds under administration, Cheshire Trafford (U.K.) Limited. With over 700 clients and US$38.75 million of funds under administration, Cheshire Trafford (www.cheshire-trafford.co.uk/) is an award winning company specializing in Investment Advice, Tax Planning, Life Assurance, and Pensions.

Through its fully owned UK subsidiary, Argentum 47 Financial Management Limited, the Company has officially commenced its inorganic growth plan with its first acquisition being Cheshire Trafford (U.K.) Limited.

Peter Smith, CEO of Argentum 47, Inc., said: “Cheshire Trafford has a loyal and long term generational client bank with around US$39 million on its books. This acquisition will now kick start our growth program with the next targeted acquisition bringing a further US$52 million of funds under administration, also being driven towards its conclusion. Over the course of the next 12 months we will look to maximize the value within Cheshire Trafford, increase the total funds under administration, increase the annual revenue and extend and enhance the service to the clients with new products and offerings.”

Smith also stated: “This acquisition significantly increases its reach in the UK by putting us within the zone recently deemed as ‘The UK Northern Power House' by the British Government, the Northern part of the United Kingdom is destined for significant growth and Governmental support over the coming years in particular for growing and expanding businesses. The Hull City Region, where Cheshire Trafford is based, is one of the six major focus locations for the Northern Power House development. This growth will offer many potential opportunities for Cheshire Trafford and for our existing capital market business model. The potential for regional growth is huge and in Cheshire Trafford we have a strong, steady, revenue earning platform to explore these opportunities with the security of a US$39 million book of business. It’s a very nice acquisition and super subsidiary for our Company.”

Cheshire Trafford (U.K.) Limited was incorporated in 1976 as a limited liability company. It is licensed and fully regulated by the U.K. Financial Conduct Authority (FCA register number 115194). Its offices are located in the Hull city region, North Eastern part of the United Kingdom.

About Argentum 47, Inc. and Subsidiaries.

Argentum 47, Inc. (“Argentum”) is a full service Financial Intermediary, Corporate Consultancy, Retail and Corporate Financial Services and Human Resources Company. Through its wholly-owned foreign subsidiaries, it advises both business and retail customers with their most critical decisions and opportunities pertaining to growth, capital needs, structure and the development of their financial plans. With offices in Dubai and he United Kingdom, Argentum has developed significant relationships in the US, UK, Central Europe, the Middle East and South East Asia to assist clients in realizing their full value and potential. Bringing business to external capital and resources, and retail customers to a suite of secure effective financial solutions. Furthermore, as Argentum has offices in key financial centers of the world, they are able to introduce their clients to the right financial partner without geographical constraints.

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are no guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The company assumes no duty to update its forward-looking statements.

Contact details:

Mr. Peter J. Smith

Director and CEO of Argentum 47, Inc.

Tel. + (971) 42 76 75 76

Mr. Enzo Taddei

Director and CFO of Argentum 47, Inc.

Tel. + (1) 321 200 0142

Email:	info@arg47.com
Web:	www.arg47.com